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                                                                  Exhibit(h)(25)

                                   SCHEDULE 1

                         BARCLAYS GLOBAL INVESTORS FUNDS

                                              Annual
                                          12b-1 Fee Rate
                                          --------------
LifePath Retirement Portfolio   Class R        0.25%
LifePath 2010 Portfolio         Class R        0.25%
LifePath 2020 Portfolio         Class R        0.25%
LifePath 2030 Portfolio         Class R        0.25%
LifePath 2040 Portfolio         Class R        0.25%
LifePath 2050 Portfolio         Class R        0.25%

Approved by the Board of Trustees of Barclays Global Investors Funds on March 25-26, 2008.

Schedule I to Barclays Global Investors Funds Bank Agency Agreement